                                                                  Exhibit (d)(7)

SSgA Funds Management, Inc.
One Lincoln Street
Boston, Massachusetts 02111

Ladies and Gentlemen:

     Reference is made to the Investment Advisory Agreement between us dated May 1, 2001, as amended (the "Agreement").

     Pursuant to the Agreement, this letter is to provide notice of the creation of two additional funds of the State Street Institutional Investment Trust (the "Trust"), namely the State Street Institutional Treasury Money Market Fund and the State Street Institutional Treasury Plus Money Market Fund (the "New Funds").

     We request that you act as Investment Advisor under the Agreement with respect to the New Funds. It is acknowledged by both parties that no payment for services is rendered pursuant to the Agreement for so long as substantially all of the assets of the New Funds are invested in the corresponding portfolio of the State Street Master Funds or another investment company with essentially the same investment objectives and policies as the New Funds; otherwise, you shall be entitled to receive fees, payable monthly equal to 0.10% of the average daily net assets of each of the New Funds.

     Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one to the Trust and retaining one copy for your records.

                                        Very truly yours,

                                        State Street Institutional Investment
                                        Trust


                                        By: /s/ Gary L. French
                                            ------------------------------------
                                            Gary L. French, Vice President


                                        Accepted:

                                        SSgA Funds Management, Inc.


                                        By: /s/ James Ross
                                            ------------------------------------
                                            James Ross, President

Date: October 2, 2007